EXHIBIT 10.10

ESCO TECHNOLOGIES INC.

INCENTIVE COMPENSATION PLAN

FOR EXECUTIVE OFFICERS

Adopted November 9, 2005 (Subject to Shareholder Approval on February 2, 2006)

Amended on October 3, 2007 to Make Changes to Section V

Amended on November 12, 2007 to make Changes to Section VIII

Amended on February 4, 2010 to Add Sections XII and XIII

Amended on November 11, 2010 to Replace Sections XII and XIII with a New Section XII

Amended and Restated on August 8, 2012

I.     PURPOSE

The purpose of this ESCO Technologies Inc. Incentive Compensation Plan for Executive Officers is to provide an annual cash incentive compensation plan which is based upon their performance and the performance of the Company during a Fiscal Year. In particular, the Plan is designed to (a) pay such employees a portion of their total compensation on the basis of (i) the Company’s performance during a given Fiscal Year based on objective criteria as identified in Section IV as may be established by the Committee from time to time, and (ii) in some cases, the demonstrated individual performance of the participating employee as measured against strategic management objectives; and (b) stay competitive with general industry trends in executive compensation.

II.    DEFINITIONS

The following words shall have the following meanings unless the context clearly requires otherwise:

A.     “Board of Directors” means the Board of Directors of ESCO Technologies Inc.

B.     “Executive Compensation Executive” means the Executive Compensation Executive of ESCO Technologies Inc.

C.     “Chief Executive Officer” means the Chief Executive Officer of ESCO Technologies Inc.

D.     “Committee” means the Human Resources and Compensation Committee of the Board of Directors of ESCO Technologies Inc., which is comprised of members who are both not eligible to participate in the Plan, and who are outside Directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

E.     “Company” means ESCO Technologies Inc., a Missouri Corporation.

F.     “Covered Employee(s)” means an employee who, as of the last day of a Fiscal Year, is the Chief Executive Officer of the Company, or one of the other executive officers of the Company, as determined by the Company pursuant to the executive compensation disclosure rules under the Securities Exchange Act of 1934, or such other person defined as a “Covered Employee” under Section 162(m) of the Internal Revenue Code of 1986, as amended.

G.     “Fiscal Year” means the Fiscal Year of the Company which is currently the twelve-month period ending September 30.

H.     “Incentive Compensation Award” or “Award” means the target amount a participating employee is eligible to receive under the Plan.

I.     “Incentive Compensation Payment” or “Payment” means the payment made to a Participant under the Plan.

J.     “Participant” means those Covered Employees who have been selected by the Committee upon recommendation of the Chief Executive Officer to participate in the Plan.

K.          “Plan” means this ESCO Technologies Inc. Incentive Compensation Plan for Executive Officers.

III.   ELIGIBILITY

Participation in the Plan shall be limited to those Covered Employees of the Company as the Committee shall determine upon recommendation by the Chief Executive Officer. Upon approval by the Committee, the Executive Compensation Executive shall make arrangements to ensure that each Participant is notified of the amount of his or her Incentive Compensation Award. Additions or deletions to the Plan during a Fiscal Year shall be made only in the event of an unusual circumstance, such as a promotion, layoff, disability, death, new hire, termination, or retirement.

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IV.   DETERMINATION OF INCENTIVE COMPENSATION AWARD PAYMENTS

Incentive Compensation Awards to participating employees shall be based upon the accomplishment of specific performance objectives. During the first 90 days of a Fiscal Year, the Committee shall establish, for such Fiscal Year, performance objectives based upon one or more of the following criteria; earnings per share; sales; earnings; cash flow; profitability; customer satisfaction; investor relations; revenues; financial return ratios; market performance; shareholder return and/or value; operating profits (including earnings before income taxes, depreciation and amortization); net profits; earnings per share growth; profit returns and margins; stock price; working capital; business trends; production cost; project milestones; plant and equipment performance; safety; environment; gross margin; operating margin; net margin; expense margins; EBIT margin; EBIT growth; EBITDA margin; EBITDA growth; NOPAT margin; GOPAT; NIBCLs; net assets; working capital; asset turnover; working capital turnover; accounts receivable turnover; accounts payable turnover; inventory turnover; inventory days outstanding; accounts receivable days outstanding; accounts payable days outstanding; debt to equity; debt to capital; current ratio; return on equity; return on assets; return on net assets; return on invested capital; return on gross assets; cash flow return on investment; cash value added; price to earnings ratio; market to book ratio; market to capital ratio; cost of capital; cost of debt; cost of equity; market risk premium; stock price appreciation with or without divisions; total shareholder return; economic value added; economic profit; sales growth percents; ESS growth percents; cash flow growth year over year; return on total capital; or any combination of the foregoing. Performance criteria may be measured solely on a corporate, business unit or individual basis, or a combination thereof. Performance objectives need not be the same in respect for all Participants and may be established separately for the Company as a whole or for its various groups, divisions, subsidiaries and affiliates. Each of the performance objectives is to be specifically defined in advance by the Committee, and may include or exclude specified items of an unusual or non-recurring nature. No award shall be paid to any Participant unless the applicable performance objective(s) are achieved and certified by the Committee or if the Plan is not approved by stockholders of the Company. In no event shall an Incentive Compensation Payment made to any Covered Employee for any Fiscal Year exceed $2,000,000.

As soon as practicable after the end of each Fiscal Year, the Incentive Compensation Payment for each Covered Employee for such Fiscal Year shall be determined by the Committee. The Committee shall certify in writing the achievement of the applicable performance objective(s) and the amount of any Payment payable to Participants. Payments to such Participants may be denied, or adjusted downward by the Committee, as, in the Committee’s sole judgment, is prudent based upon its assessment of the Participant’s performance. The Committee shall not have discretion to increase the amount of payment under an Incentive Compensation Award regardless of the attainment of a performance objective.

V.    MANNER OF AND TIME FOR PAYMENTS.

Incentive Compensation Payments will be made in cash by November 30th following the end of each Fiscal Year.

VI.   DESIGNATION OF BENEFICIARY

If a Participant dies after the end of the Fiscal Year but prior to receiving the entire amount due under the Plan for such Fiscal Year, if any, such unpaid amounts will be paid in a lump sum to his or her beneficiary at the time such amounts would have been paid to the Participant pursuant to Section V.

Each Participant shall have the right to designate a beneficiary, and to change such beneficiary from time to time, by filing a request in writing with the Executive Compensation Executive. In the event the Participant has not designated a beneficiary, or in the event a beneficiary predeceases the Participant, the amounts otherwise payable to such beneficiary shall be paid to the person in, or divided equally among, the first of the following classes of successive preference beneficiaries in which there shall be any person surviving such Participant:

(a)     the Participant's spouse

(b)     the Participant's children

(c)     the Participant's executors or administrators.

The share payable to any minor pursuant to the provisions hereof may be paid to such adult or adults as, in the opinion of the Executive Compensation Executive, have assumed the custody and principal support of such minor.

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VII.  ADMINISTRATION OF THE PLAN

The overall administration and control of the Plan, including a final determination of payments to each Participant, is the responsibility of the Committee. The Executive Compensation Executive shall be responsible for implementing the actions required under the Plan.

VIII.  VESTING

A Participant must (subject to specific Committee action to the contrary as hereinafter set forth in this Section VIII) be an employee of the Company, on the date an Incentive Compensation Payment is payable pursuant to Section V hereof. The final determination as to Payments to be payable shall be made by the Committee. Notwithstanding any other provision hereof, and in accordance with this Section VIII, in the event that, before or after the end of the Fiscal Year, a Participant’s employment is terminated without cause, by the Company due to a layoff, death or disability, or by the Participant, due to retirement at of after the age of 60 terminates for any reason other than cause, the Committee shall have the sole discretion as to whether any Payment shall be made, and, if so, the amount of such Payment, and any such Payment shall be paid at the time determined pursuant to Section V. Provided, that any such Payment to a Participant shall be subject to the provisions of Section IV.

IX.   AMENDMENT OR TERMINATION

The Plan may be amended or terminated at any time by action of the Committee, provided, that no such action shall cause any Payment under the Plan to a Participant to fail to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended.

X.    STOCKHOLDER APPROVAL

The Plan is subject to the approval of the stockholders of the Company. No Payment shall be made under the Plan without such stockholder approval.

XI.   MISCELLANEOUS

A.     All Payments under the Plan shall be made from the general assets of the Company. To the extent any person acquires a right to receive a Payment under the Plan, such right shall be no greater than that of an unsecured general creditor of the Company.

B.     Nothing contained in the Plan and no action taken pursuant thereto shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any other person.

C.     Except as provided for in Section XII, no amount payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, either voluntary or involuntary, and any attempt to so alienate, anticipate, sell, transfer, assign, pledge, encumber or charge the same shall be null and void. No such amount shall be liable for or subject to the debts, contracts, liabilities, engagements, or torts of any person to whom such benefits or funds are or may be payable.

D.     Nothing contained in the Plan shall be construed as conferring upon any Participant the right to continue in the employ of the Company nor to limit the right of the Company to discharge the Participant at any time, with or without cause.

E.     The Plan shall be construed and administered in accordance with the laws of the State of Missouri, without regard to the principles of conflicts of law which might otherwise apply.

XII.         COVENANTS.

In the event a Participant, during the period commencing with Participants receipt of any Incentive Compensation Payment and ending two (2) years after receipt of such Payment but in any event at all times during the term of employment:

(a)	as an individual or as a partner, employee, agent, advisor, consultant or in any other capacity of or to any person, firm, corporation or other entity, directly or indirectly, carries on any business or becomes involved in any business activity, which is (i) competitive with the business of the Company (or any affiliate of the Company), as presently conducted and as said business may evolve in the ordinary course, and (ii) a business or business activity in which the Participant is engaged in the course of the Participant’s employment with the Company (or any affiliate of the Company);

(b)	as an individual or as a partner, employee, agent, advisor, consultant or in any other capacity of or to any person, firm, corporation or other entity, directly or indirectly, recruits, solicits or hires, or assists anyone else in recruiting, soliciting or hiring, any employee of the Company (or any affiliate of the Company), for employment with any competitor of the Company;

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(c)	induces or attempts to induce, or assists anyone else to induce or attempt to induce, any customer of the Company (or any affiliate of the Company), to discontinue its business with the Company (or with any affiliate of the Company);

(d)	engages in the unauthorized use or disclosure of confidential information or trade secrets of the Company (or any affiliate of the Company) resulting in harm to the Company (or any affiliate of the Company) ; or

(e)	engages in intentional misconduct resulting in a financial restatement or in an increase in the Participant’s incentive or equity compensation (such conduct described in subsections (a) through (e) referred to herein as “Misconduct”);

the Company shall be entitled to recover from the Participant any Incentive Compensation Payments made to the Participant during any period for which restatement of the Company’s financials is required in the event of Misconduct resulting in a restatement of financials described in subsection (e) above but not to exceed three years and for a three-year period preceding such Misconduct or preceding the Company’s discovery of such Misconduct in the case of Misconduct described in subsections (a) through (d) and subsection (e) pertaining to intentional Misconduct resulting in an increase in “Participant’s” incentive or equity compensation above. The Committee shall have sole discretion in determining the amount that shall be recovered from the Participant under this Section XII provided that to the extent Incentive Compensation Payments have been recovered by the Company under the Company’s Dodd Frank Act Recovery Policy such amounts shall not be recoverable pursuant to this Section XII.

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